UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 17, 2006
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989	41-1719250
(Commission File No.)	(IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
2718 Summer Street N.E.
Minneapolis, Minnesota 55413-2820
(Address of principal executive offices)
612-378-1180
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
The text set forth in Item 5.02(c) is incorporated into this section by reference.
Item 1.02 Termination of a Material Definitive Agreement
The text set forth in Item 5.02(b) is incorporated into this section by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 18, 2006, we announced that, effective May 21, 2006, David B. Kaysen will join our company as President and Chief Executive Officer. He will also serve as a director of our company. Daniel G. Holman, our Chairman and interim President and Chief Executive Officer, will continue to serve as our Chairman.
     (b) Termination of Mr. Holman’s Interim Officership. On May 18, 2006, we provided Mr. Holman with written notice to terminate our special consulting arrangements with him pursuant to which he has served as our interim President and Chief Executive Officer. Under our agreement with Mr. Holman, we will pay his special consulting fees through the end of May 2006.
     (c) Employment Agreement with Mr. Kaysen. We have entered into an employment agreement dated May 17, 2006, pursuant to which David B. Kaysen will begin to serve as our President and Chief Executive Officer. Mr. Kaysen’s employment will begin on May 21, 2006. The agreement provides him with an annual base salary of $255,000, subject to annual review. He is entitled to receive an annual cash bonus, not to exceed 50% of his base salary, based on achievement of certain financial and business milestones. For fiscal 2007, he is entitled to a minimum cash bonus of 25% of his base salary. We will reimburse him up to $11,500 annually for his personal life and disability insurance policies. We also granted him options, with a 10-year term, to acquire 300,000 shares of our common stock at an exercise price of $2.50 per share. The options vest in one-third installments on the start date of his employment and first and second anniversaries of the signing date of his agreement. However, Mr. Kaysen must be employed with us through the applicable anniversary date in order to vest in the options for such anniversary date.
     The employment agreement has a one-year term, unless terminated earlier, and will continue to automatically renew on a year-to-year basis. If we terminate the agreement without “good cause” (as defined in the agreement), we will pay Mr. Kaysen an amount equal to 100% of his then annual base salary as severance pay. However, if we terminate his employment without good cause in connection with a change in control of us, we will pay him an amount equal to 160% of his then annual base salary as severance pay.
     Mr. Kaysen’s Background. Between July 2005 and joining Uroplasty, Mr. Kaysen has served as President, Chief Executive Officer and a director of Advanced Duplication Services, LLC, a privately held replicator and duplicator of optical media such as CDs and DVDs. Between December 2002 and June 2005, he served as President, Chief Executive Officer and a director of Diametrics Medical, Inc. then a publicly traded manufacturer and marketer of critical care blood analysis systems to provide continuous diagnostic results at the point-of-care. From 1992 to 2002, Mr. Kaysen served as Chief Executive Officer, President and a director of Rehabilicare Inc., since renamed Compex Technologies, Inc., a publicly traded manufacturer and marketer of electromedical rehabilitation and pain management products for clinician, home and industrial use.
     Mr. Kaysen currently serves as a director of the following publicly traded companies: MedicalCV, Inc., a manufacturer and marketer of cardiovascular devices aimed at atrial fibrillation; and Zevex International, Inc., a manufacturer and marketer of enteral feeding pumps and other medical devices. He is also a director of American Telecare, Inc., a privately held company that markets home telemedicine products. Mr. Kaysen graduated with a Bachelor of Science Degree in Business Administration from the University of Minnesota in 1972.

     (d) Election of Director. On May 16, 2006, our Board of Directors created an additional directorship of our company and elected Mr. Kaysen as a director, effective May 21, 2006, to fill the vacancy. At this time, we do not expect to name him to any of our Board committees.
     There are no arrangements or understandings between Mr. Kaysen and any other persons pursuant to which Mr. Kaysen was appointed as our President and Chief Executive Officer and elected to our Board of Directors. Other than his employment agreement with us, Mr. Kaysen does not have a direct or indirect material interest in any currently proposed transactions to which Uroplasty is to be a party in which the amount involved exceeds $60,000, nor has Mr. Kaysen had a direct or indirect material interest in any such transactions.
     Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description

99.1	Press Release dated May 18, 2006 (filed herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: May 19, 2006

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer